Exhibit 10.5

English Translation

Proxy Agreement

This Proxy Agreement (this “Agreement”) is entered into as of                      in Shanghai, China by and among the following parties:

1.	Shareholders:

2.	Company:

3.	WFOE:

(In this Agreement, the above parties are hereinafter referred to individually as a “Party” and collectively as the “Parties”.)

WHEREAS:

1.	The Shareholders are the present shareholders of the Company, which jointly hold 100% equity of the Company;

2.

The Shareholders intend to severally entrust the individual designated by WFOE with the exercise of their voting rights in the Company and WFOE is willing to designate such individual to accept such entrustment.

NOW, THEREFORE, the Parties, after friendly consultations, hereby agree below:

Article 1 Voting Right Entrustment

1.1

The Shareholders hereby irrevocably undertake to sign a power of attorney in the form and substance as set forth in Annex 1 after execution of this Agreement to entrust the individual designated by WFOE (hereinafter, the “Entrusted Person”) to exercise on their respective behalf the following rights they, as the shareholders of the Company, are entitled to under the then effective articles of association of the Company (collectively, the “Entrusted Rights”):

(1)	Proposing to convene and attending shareholders’ meetings of the Company as the representative of the Shareholders according to the articles of association of the Company;

(2)

On behalf of the Shareholders, exercising voting rights on all the issues needing to be discussed and resolved by the shareholders’ meetings of the Company, including but not limited to the appointment of the Company’s directors and other officers needing to be appointed and removed by shareholders;

(3)	Exercise other shareholder voting rights as specified in the articles of association of the Company (including any other shareholder voting rights as specified in the amended articles of association).

(4)	When the equity held by each Shareholder in the Company is transferred pursuant to the Exclusive Call Option Agreement, sign relevant equity transfer agreement and other related documents and handle the government examination, approval, registration and filing formalities required for such transfer on behalf of such shareholder.

The above authorization and entrustment are granted subject to the status of the Entrusted Person as a PRC citizen and the approval by WFOE. Upon and only upon written notice of dismissing and replacing the Entrusted Person (s) given by WFOE to the Shareholders, the Shareholders shall promptly entrust another PRC citizen then designated by WFOE to exercise the above Entrusted Rights, and once new entrustment is made, the original entrustment shall be replaced. The Shareholders shall not cancel the authorization and entrustment for the Entrusted Person (s) otherwise.

1.2	The Entrusted Person shall perform the fiduciary obligations within the scope of authorization with due care and diligence and in compliance with laws. The Shareholders acknowledge and assume relevant liabilities for any legal consequences of the Entrusted Person’s exercise of the foregoing Entrusted Rights.

1.3	The Shareholders hereby acknowledge that the Entrusted Person is not required to seek advice from the Shareholders prior to the exercise of the foregoing Entrusted Rights. However, the Entrusted Person shall inform the Shareholders in a timely manner of any resolution or any proposal on convening interim shareholders’ meeting after such resolution or proposal is made.

Article 2 Right to Information

2.1	For the purpose of exercising the Entrusted Rights hereunder, the Entrusted Person is entitled to know the information with regard to the Company’s operation, business, customers, finance, staff, etc., and shall have access to the relevant materials of the Company. The Company shall adequately cooperate with the Entrusted Person in this regard.

Article 3 Exercise of Entrusted Rights

3.1	The Shareholders will provide adequate assistance to the exercise of the Entrusted Rights by the Entrusted Person, including timely execution of the resolutions of the shareholders’ meeting of the Company adopted by the Entrusted Person or other related legal documents when necessary (e.g., when it is necessary for examination and approval of or registration or filing with governmental departments).

3.2	If at any time during the term of this Agreement, the grant or exercise of the Entrusted Rights hereunder is unenforceable for any reason (except for default of any Shareholder or the Company), the Parties shall immediately seek a most similar substitute for the unenforceable provision and, if necessary, enter into a supplementary agreement to amend or adjust the provisions herein, in order to ensure the realization of the purpose of this Agreement.

Article 4 Exemption and Compensation

4.1	The Parties acknowledge that WFOE shall not be requested to be liable to or compensate (monetary or otherwise) other Parties or any third party due to exercise of the Entrusted Rights hereunder by the individuals designated by it.

4.2	The Shareholders and the Company agree to indemnify and hold harmless WFOE from and against all losses incurred or likely to be incurred by it due to exercise of the Entrusted Rights by the Entrusted Person designated by WFOE, including without limitation, any loss resulting from any litigation, demand, arbitration or claim initiated or raised by any third party against it or from administrative investigation or penalty of governmental authorities (collectively, the “Losses”), PROVIDED THAT the above indemnity in respect of any Losses shall not be available to WFOE to the extent that such Losses have been caused by the willful default or gross negligence on the part of the Entrusted Person.

Article 5 Representations and Warranties

5.1	Each Shareholder hereby represents and warrants that:

5.1.1	It is a Chinese citizen or a limited liability company duly organized and validly existing under PRC Law (as the case may be) with full capacity. It has the full and independent legal status and legal capacity to, and has been duly authorized to, execute, deliver and perform this Agreement. It may sue or be sued as an independent party.

5.1.2	It has the full power and authority to execute and deliver this Agreement and all other documents relating to the transaction contemplated hereby and to be executed by it. It also has the full power and authority to consummate the transaction contemplated hereby. This Agreement, when duly executed and delivered, shall constitute a legal, valid and binding obligation enforceable against it in accordance with the terms of this Agreement.

5.1.3	It is the recorded legal shareholder of the Company as of the effective date of this Agreement, and except for the rights under this Agreement, the Equity Pledge Agreement and the Exclusive Call Option Agreement entered into among the Shareholders, the Company and WFOE, the Entrusted Rights are free of any third-party right. Pursuant to this Agreement, the Entrusted Person may fully and sufficiently exercise the Entrusted Rights in accordance with the then effective articles of association of the Company.

5.2.1	Each of WFOE and the Company hereby represents and warrants that:

5.2.1	It is a limited liability company duly organized and validly existing under the PRC Law with an independent legal personality. It has the full and independent legal status and legal capacity to execute, deliver and perform this Agreement and may sue or be sued as an independent party.

5.2.2	It has the full corporate power and authority to execute and deliver this Agreement and all other documents relating to the transaction contemplated hereby and to be executed by it. It also has the full power and authority to consummate the transaction contemplated hereby.

5.2.2	The Company further represents and warrants that:

5.3.1	Each Shareholder is the recorded legal shareholder of the Company as of the effective date of this Agreement, and except for the rights under this Agreement, the Equity Pledge Agreement and the Exclusive Call Option Agreement entered into among the Shareholders, the Company and WFOE, the Entrusted Rights are free of any third-party right. Pursuant to this Agreement, the Entrusted Person may fully and sufficiently exercise the Entrusted Rights in accordance with the then effective articles of association of the Company.

Article 6 Term

6.1	Subject to the provisions of Articles 6.2 and 6.3 hereof, this Agreement shall become effective as of the date of the due execution by the Parties. For both the Company and the WFOE, its validity shall be retroactive to the date of founding of the Company; for each Shareholder, its validity shall be retroactive to the date when such Shareholder becomes a shareholder of the Company. This Agreement shall have a term of thirty (30) years after its effectiveness, unless prematurely terminated by the Parties in writing or pursuant to Article 9.1 hereof. Upon expiration, the term of this Agreement will be automatically extended for one (1) year, unless WFOE gives the other Parties written notice of its intention not to extend at least thirty (30) days prior to expiration.

6.2	If the Company or WFOE, upon expiry of its duration, fails to handle the examination, approval and registration procedures concerning the extension thereof, this Agreement shall be terminated upon expiry of the duration of the Company or WFOE.

6.3	In case that a Shareholder transfers all of the equity interest held by it in the Company with WFOE’s prior consent, such Shareholder shall cease to be a party to this Agreement whilst the obligations and commitments of the other Parties under this Agreement shall not be adversely affected thereby.

Article 7 Notices

7.1	Any notice, request, demand and other communications required to be made or given under or pursuant to this Agreement shall be in writing and served on the relevant Party.

7.2	The above notices or other communications shall be deemed duly given or served: if sent by fax or telex, immediately upon transmission; if delivered in person, at the time of delivery; if posted by mail, five (5) days after posting.

Article 8 Confidentiality

8.1	Regardless of whether this Agreement is terminated or not, each Party shall keep strictly confidential all the business secrets, proprietary information, customer information and other information of a confidential nature about the other Parties known by it during the execution and performance of this Agreement (collectively, the “Confidential Information”). The receiving Party shall not disclose any Confidential Information to any third party except with the prior written consent of the disclosing Party or in accordance with relevant laws or regulations or under requirements of the place where its affiliate is listed on a stock exchange. The receiving Party shall not use or indirectly use any Confidential Information other than for performing this Agreement.

8.2	The following information shall not be deemed part of the Confidential Information:

(a)	any information already known by the receiving Party by legal means prior to disclosure, which is substantiated in writing;

(b)	any information being part of public knowledge through no fault of the receiving Party; or

(c)	any information rightfully received by the receiving Party from other sources after disclosure.

8.3	The receiving Party may disclose the Confidential Information to its relevant employees, agents or engaged professionals, but the receiving Party shall guarantee that they are in compliance with the relevant terms and conditions of this Agreement and assume any responsibility arising from any breach thereof by them.

8.4	Notwithstanding any other provision herein, the validity of this Article shall survive the termination of this Agreement.

Article 9 Defaulting Liability

9.1	The Parties agree and acknowledge that, if any of the Parties (the “Defaulting Party”) materially breaches any provision herein or materially fails to perform or delays performance of any of the obligations hereunder, such breach, failure or delay shall constitute a default under this Agreement (a “Default”). In such event, any of the other Parties without default (the “Non-defaulting Party”) shall have the right to require the Defaulting Party to rectify such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial measures within such reasonable period or within ten (10) days of the Non-defaulting Party notifying the Defaulting Party in writing and requiring the Default to be rectified, then:

9.1.1	if any Shareholder or the Company is the Defaulting Party, WFOE shall be entitled to terminate this Agreement and require the Defaulting Party to indemnify all damages;

9.1.2	if WFOE is the Defaulting Party, the Non-defaulting Party shall be entitled to require the Defaulting Party to indemnify all damages.

9.2	Except as otherwise provided for by law, in no event shall any Shareholder have the right to terminate or cancel this Agreement.

9.3	Notwithstanding any other provision herein, the validity of this Article shall survive the suspension or termination of this Agreement.

Article 10 Miscellaneous

10.1	This Agreement is written in Chinese and executed in originals, with one (1) original to be retained by each Party hereto.

10.2	The formation, validity and interpretation of, resolution of disputes in connection with, this Agreement, shall be governed by PRC Law.

10.3	Dispute Resolution

10.3.1	Any dispute arising hereunder and in connection herewith shall be resolved through consultations among the Parties, and if the Parties fail to reach a mutual agreement within thirty (30) days of its occurrence, any Party may submit such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with CIETAC’s arbitration rules in effect at the time of applying for arbitration. The seat of arbitration shall be Shanghai and the language used in arbitration proceedings shall be Chinese. The arbitral award shall be final and binding on the Parties.

10.3.2	During dispute resolution, the Parties shall continue to perform the terms of this Agreement other than those relating to disputes.

10.4	Any right, power or remedy conferred on any Party by any provision of this Agreement shall not be exclusive of any other right, power or remedy available to it at law and under the other provisions of this Agreement, and the exercise by such Party of any of its rights, powers and remedies shall not preclude the exercise of any other rights, powers and remedies it may have.

10.5	No failure or delay by a Party in exercising any of its rights, powers and remedies available to it hereunder or at law (hereinafter, the “Party’s Rights”) shall operate as a waiver thereof, nor shall the waiver of any single or partial exercise of the Party’s Rights shall preclude such Party from exercising such rights in any other way and exercising the remaining part of the Party’s Rights.

10.6	The headings contained herein shall be for reference only, and in no circumstances shall such headings be used in or affect the interpretation of the provisions hereof.

10.7	Each provision contained herein shall be severable and independent from each of other provisions, and if at any time any one or more provisions herein become invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions herein shall not be affected as a result thereof.

10.8	This Agreement, when executed, shall supersede any prior other legal document among the Parties with respect to the subject matter hereof. Any amendment or supplement hereto shall be made in writing and shall become effective only upon due execution by the Parties hereto, but other than WFOE’s transfer of its rights hereunder according to Article 10.9 hereof.

10.9	Without WFOE’s prior written consent, any other Party shall not transfer any of its rights and/or obligations hereunder to any third party. The other Parties hereby agree that without the prior written consent of the other Parties, WFOE is entitled to transfer any of its rights and/or obligations hereunder to any third party upon written notice thereof to the other Parties.

10.10	This Agreement shall be binding on the legal assignees, successors or heirs of the Parties. Each Shareholder warrants to WFOE that it has made and will continue to make all such arrangements and has signed and will continue to sign all such documents as are necessary to ensure that upon its death, incapacity, bankruptcy, divorce or the occurrence of any other circumstance that prevents it from exercising the equity, the persons that may acquire the equity of the Company or related rights as a result thereof, including its successor, heir, guardian, creditor or spouse, will not affect or impede the performance of this Agreement.

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[Signature Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and in the place as first above written.

Shareholders

Company

WFOE

Annex 1:

Form of Power of Attorney

THIS POWER OF ATTORNEY (this “Power of Attorney”) is executed and issued to [            ] (ID card number: [            ]) (the “Entrusted Person”) by [Shareholder of the Company] (ID card number: [            ]) as of [            ], 2018.

I/we, [            ], hereby entrust the Entrusted Person as my/our representative to exercise the following rights owned by me/us as a shareholder of                      ( the “Company”) on my/our behalf and in my/our name:

(1)	On my/our behalf, proposing to convene and attending shareholders’ meetings of the Company according to the articles of association of the Company;

(2)	On my/our behalf, exercising voting rights on all the issues needing to be discussed and resolved by the shareholders’ meetings of the Company, including but not limited to the appointment of the Company’s directors and other officers needing to be appointed and removed by shareholders’ meeting;

(3)	On my/our behalf, exercise other shareholder voting rights as specified in the articles of association of the Company (including any other shareholder voting rights as specified in the amended articles of association).

I/we hereby irrevocably acknowledge that unless                      ( “WFOE”) gives me/us a decision of replacing the Entrusted Person, this Power of Attorney shall be valid until the Proxy Agreement executed by and among WFOE, the Company and the Company’s shareholders as of [            ], 2018 expires or is prematurely terminated.

Entrusted by:

Signature:

Date: , 2018

Schedule A

The following schedule sets forth all major similar agreements the registrant entered into with each of its variable interest entities. Other than the information set forth below, there is no material difference between such agreements and this exhibit.

VIE	Executing Parties	Execution Date
Shanghai Liulishuo Information and Technology Co., Ltd.

Shareholders: Dr. Yi Wang, Mr. Zheren Hu, Dr. Hui Lin, Zhuhai Xinran Consulting and Management Co., Ltd., Ningbo Meishan Bonded Port Zhimei Fifth Equity Investment Partnership (Limited Partnership), Jiwei Enterprise Management and Consulting (Shanghai) Co., Ltd., Mr. Gu Jiong, Dazi Tongxin Kaiyuan Investment Management Co., Ltd., and Beijing Wu Capital Investment Management;

Company: Shanghai Liulishuo Information and Technology Co., Ltd.;

WFOE: Yuguan Information Technology (Shanghai) Co., Ltd.

May 29, 2018

Shanghai Mengfan Cultural Communication Co., Ltd.

Shareholders: Dr. Yi Wang, Mr. Zheren Hu, Dr. Hui Lin, Zhuhai Xinran Consulting and Management Co., Ltd., Ningbo Meishan Bonded Port Zhimei Fifth Equity Investment Partnership (Limited Partnership), Jiwei Enterprise Management and Consulting (Shanghai) Co., Ltd., Mr. Gu Jiong, Dazi Tongxin Kaiyuan Investment Management Co., Ltd., and Beijing Wu Capital Investment Management;

Company: Shanghai Mengfan Cultural Communication Co., Ltd.;

WFOE: Yuguan Information Technology (Shanghai) Co., Ltd.

May 29, 2018

Jiangsu Liulishuo Education Technology Co., Ltd.

Shareholders: Dr. Yi Wang, Mr. Zheren Hu, Dr. Hui Lin, Zhuhai Xinran Consulting and Management Co., Ltd., Ningbo Meishan Bonded Port Zhimei Fifth Equity Investment Partnership (Limited Partnership), Jiwei Enterprise Management and Consulting (Shanghai) Co., Ltd., Mr. Gu Jiong, Dazi Tongxin Kaiyuan Investment Management Co., Ltd., and Beijing Wu Capital Investment Management;

Company: Jiangsu Liulishuo Education Technology Co., Ltd.;

WFOE: Yuguan Information Technology (Shanghai) Co., Ltd.

May 29, 2018